Exhibit 21


                  Subsidiaries of United Community Banks, Inc.
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               Subsidiary                 State of Organization
- ----------------------------------------  ---------------------
United Community Bank, Blairsville,              Georgia
 Georgia (d/b/a Union County Bank in
 Union County, Georgia; d/b/a First
 Bank of Habersham in Habersham County,
 Georgia; d/b/a United Community Bank
 in Lumpkin County, Georgia)
Carolina Community Bank, Murphy, North       North Carolina
 Carolina
Peoples Bank, Blue Ridge, Georgia                Georgia
Towns County Bank, Hiawassee, Georgia            Georgia
White County Bank, Cleveland, Georgia            Georgia
United Family Finance Co. (formerly              Georgia
 Mountain Mortgage and Loan Company),
 Hiawassee, Georgia, Blue Ridge, Georgia

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